Amtech Reports Fiscal 2012 Results

TEMPE, Ariz., December 4, 2012/PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production and automation systems and related supplies for the manufacture of solar cells, semiconductors, and sapphire and silicon wafers, today reported results for its fiscal year ending September 30, 2012.

Fiscal Year 2012 Financial Highlights:

•	Net revenue of $81.5 million

•	Solar revenue of $44.2 million

•	Bookings of $40.9 million ($13.2 million solar)

•	Impairment charge of $5.4 million

•	Inventory write-downs and loss on firm purchase commitments of $12.8 million

•	Net loss of $23.0 million, or $2.43 per share, including $1.58 per share of non-cash charges for impairment, inventory write-downs and loss on firm purchase commitments

Fourth Quarter 2012 Financial Highlights:

•	Net revenue of $10.9 million

•	Solar revenue of $2.8 million

•	Bookings of $5.7 million ($2.1 million solar)

•	Backlog of $18.7 million ($13.8 million solar) at September 30, 2012

•	Net loss of $14.1 million, or $1.49 per share including $1.22 per diluted share of non-cash charges for impairment, inventory write-downs and loss on firm purchase commitments

•	Unrestricted cash of $46.7 million at September 30, 2012, compared to $42.3 million at June 30, 2012

Mr. Fokko Pentinga, Chief Executive Officer of Amtech, commented, “We continue to work very closely with our customers to support both their current needs as well as their ongoing pursuit of technology differentiation through lower cost and higher cell efficiency. In fiscal year 2012, we continued to advance our products and technologies including our high-end diffusion, ion implanter, new batch PECVD and N-type technologies. Visibility of a market upturn continues to be limited and we expect 2013 to be a difficult year throughout the solar value chain with only selective capacity expansions. Although the current environment is challenging, we believe the long-term opportunity in solar is favorable and believe our differentiating technologies will continue to advance and further strengthen our position in the market.”

Mr. Brad Anderson, Chief Financial Officer, added, “Our previously announced cost reduction plans are essentially complete including substantial reductions in our solar head count and corporate costs. We have eliminated non-essential research and development (“R&D”) costs and expect our R&D costs in fiscal 2013 to be substantially less than fiscal 2012 as we transition many of our key projects into production. Further cost reduction plans are in process to closely coincide with the extended downturn. We are focused on managing our cash while continuing to maintain premier customer service including the continued investment in next generation technology solutions for the solar industry. We anticipate that the current challenges in the solar market combined with our continued investment in key products and technologies will cause our cash levels to decrease during fiscal 2013, but to levels we believe are manageable beyond fiscal 2013.”

Net revenue for the fourth quarter of fiscal 2012 totaled $10.9 million compared to $24.3 million in the previous quarter and $59.9 million in the fourth quarter of fiscal 2011. The sequential change reflects the continued unfavorable market conditions within the solar industry.

Total customer orders were $5.7 million ($2.1 million solar) in the fourth quarter of fiscal 2012, compared to total orders of $6.1 million ($0.7 million solar) in the previous quarter and $16.8 million ($4.7 million solar) in the same period a year ago.

At September 30, 2012, the Company's total order backlog was $18.7 million, including $13.8 million in solar orders and deferred revenue. The effect of foreign exchange on backlog during the September quarter was a positive $0.8 million. Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months.

Gross margin in the fourth quarter of fiscal 2012 was negative 63%, reflecting $9.2 million of inventory write-downs and losses on firm purchase commitments, compared to 20% in the prior quarter and 34% in the fourth quarter of fiscal 2011.

Selling, general and administrative (SG&A) expenses in the fourth quarter of fiscal 2012 were $4.4 million compared to $6.4 million in the preceding quarter, a 32% reduction. The decrease in SG&A expenses was primarily due to lower commissions and shipping costs related to lower revenues and also reflects company-wide cost control initiatives.

Research and Development (R&D) expense was $3.9 million in the fourth quarter compared to $3.7 million in the preceding quarter, primarily due to continued investment in the Company's solar ion-implant project along with other on-going solar R&D projects.

The Company recorded a goodwill impairment charge in the fourth quarter of $4.7 million due primarily to the current supply / demand imbalance in the solar equipment market, the expectation that the market downturn will continue in 2013, and the decline in the market value of the shares of solar companies.

Depreciation and amortization in the fourth quarter of fiscal 2012 was $0.6 million compared to $0.7 million in the third quarter of 2012.

Income tax benefit in the fourth quarter of fiscal 2012 was $3.7 million, reflecting an effective tax rate of approximately 18%. The effective tax rate is lower than the U.S. tax rate of 34% due primarily to the company's inability to currently recognize, for tax purposes, the losses at the Kingstone operations in China, and the 25% tax rate applicable to losses incurred at the company's Dutch operations.

Net loss for the fourth quarter of fiscal 2012 was $14.1 million, or $1.49 per diluted share, compared to a net loss of $3.0 million, or $0.31 per share, in the preceding quarter and net income of $3.1 million or $0.31 per diluted share in the fourth quarter of fiscal 2011.

Total unrestricted cash and cash equivalents at September 30, 2012 were $46.7 million, compared to $42.3 million at June 30, 2012. The increase in cash was due primarily to strong receivable collections and other working capital efforts.

Outlook

The supply/demand imbalance for solar cells and modules continues to negatively impact the entire solar supply chain and is expected to continue in fiscal 2013. The company will not be providing quarterly or annual guidance until there is better visibility regarding forward demand.

Operating results could be impacted by the timing of system shipments, the net impact of revenue deferral on those shipments, and recognition of revenue based on customer acceptances, all of which can have a significant effect on operating results.

Conference Call

Amtech Systems will host a conference call and webcast today at 5:00pm ET to discuss fourth quarter fiscal 2012 financial results. Those in the USA wishing to participate in the live call should dial (877) 317-6789. From Canada, dial (866)-605-3852, and internationally, dial (412) 317-6789. Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference through December 12, 2012.  To access the replay please dial US toll free (877) 344-7529 and enter code 10020571. Internationally, dial (412) 317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech's website at www.amtechsystems.com.

About Amtech Systems, Inc.

Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, thermal processing and ion implant equipment and related consumables used in fabricating solar cells, LED and semiconductor devices. Semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products including solar cells, computers, telecommunications devices, automotive products, consumer goods, and industrial automation and control systems. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS and the polishing of newly sliced silicon wafers.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries (“the Company” or “Amtech”), other than statements of historical fact, are hereby identified as “forward-looking statements” (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions and plans and objectives of the Company and its management for future operations.

We cannot guarantee that any forward-looking statement will be realized, although we believe that the expectations reflected in the forward-looking statements are reasonable. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The Form 10-K that we filed with the Securities and Exchange Commission for the year-ended September 30, 2011 listed various important factors that could affect Amtech's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf.  These factors can be found under the heading “Risk Factors” in the Form 10-K and investors should refer to them.  Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties.  Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Bradley C. Anderson Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)

	QUARTERS ENDED		Years Ended
	September 30,		September 30,
	2012 (unaudited)	2011	2012 (unaudited)	2011
Revenues, net of returns and allowances	$10,945	$59,868	$81,539	$246,705
Cost of sales	8,648	39,050	59,511	154,881
Write-down of inventory	6,702	576	10,380	1,167
Losses on firm inventory purchase commitments	2,455	—	2,455	—
Gross profit	(6,860)	20,242	9,193	90,657
Selling, general and administrative	4,354	10,059	23,055	43,739
Research and development	3,947	2,067	13,694	5,784
Impairment charges	4,745	—	5,428	—
Expense related to reacquired shares	—	2,855	—	2,855
Operating income (loss)	(19,906)	5,261	(32,984)	38,279
Interest and other income (expense), net	(129)	(88)	66	30
Income (loss) before income taxes	(20,035)	5,173	(32,918)	38,309
Income tax provision (benefit)	(3,670)	2,600	(5,320)	16,190
Net income (loss)	(16,365)	2,573	(27,598)	22,119
Add: net loss attributable to the noncontrolling interest	2,254	502	4,567	763
Net income (loss) attributable to Amtech Systems, Inc.	$(14,111)	$3,075	$(23,031)	$22,882

Income (Loss) Per Share:
Basic income (loss) per share attributable to Amtech shareholders	$(1.49)	$0.32	$(2.43)	$2.41
Weighted average shares outstanding	9,482	9,581	9,471	9,480
Diluted income (loss) per share attributable to Amtech shareholders	$(1.49)	$0.31	$(2.43)	$2.34
Weighted average shares outstanding	9,482	9,778	9,471	9,764

Condensed Consolidated Balance Sheet
(in thousands)

	September 30,	September 30,
Assets	2012 (Unaudited)	2011
Current Assets
Cash and cash equivalents	$46,726	$67,382
Restricted cash	4,644	6,571
Accounts receivable trade (less allowance for doubtful accounts of $517 and $246 at September 30, 2012 and September 30, 2011, respectively)	7,486	14,447
Unbilled and other	10,807	30,822
Inventories	25,670	37,162
Deferred income taxes	3,460	9,560
Prepaid income taxes	1,400	4,260
Other	2,650	4,647
Total current assets	102,843	174,851

Property, Plant and Equipment - Net	12,387	12,680
Deferred Income Taxes - Long Term	470	—
Other Assets - Long Term	871	—
Intangible Assets - Net	4,096	5,021
Goodwill	8,355	13,313
Total Assets	$129,022	$205,865

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$5,780	$8,928
Accrued compensation and related taxes	5,311	10,686
Accrued warranty expense	2,687	2,265
Deferred profit	10,236	27,608
Customer deposits	3,958	7,862
Other accrued liabilities	7,499	6,775
Income taxes payable	7,140	16,670
Total current liabilities	42,611	80,794
Income Taxes Payable Long-term	2,360	2,630
Deferred Income Taxes Long-term	—	110
Total liabilities	44,971	83,534

Stockholders' Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 9,483,588 and 9,431,393 at September 30, 2012 and September 30, 2011, respectively	95	94
Additional paid-in capital	77,377	83,207
Accumulated other comprehensive income	(6,817)	(2,078)
Retained earnings	12,065	35,096
Total stockholders' equity	82,720	116,319
Noncontrolling interest	1,331	6,012
Total Equity	84,051	122,331
Total Liabilities and Stockholders' Equity	$129,022	$205,865

Condensed Consolidated Statement of Cash Flows
(in thousands)

	September 30,	September 30,
	2012 (Unaudited)	2011
Operating Activities
Net income (loss)	$(27,598)	$22,119
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,858	2,814
Write-down of inventory	10,380	1,167
Loss on firm inventory purchase commitments	2,455	—
Provision for allowance for doubtful accounts	300	139
Deferred income taxes	3,781	(635)
Impairment of long-lived assets	5,428	—
Non-cash share based compensation expense	1,763	1,470
Changes in operating assets and liabilities:
Change in restricted cash	1,781	(274)
Accounts receivable	23,700	(21,399)
Inventories	(2,130)	(14,194)
Accrued income taxes	(12,683)	7,834
Prepaid expenses and other assets	1,817	(1,740)
Accounts payable	(2,807)	(3,644)
Accrued liabilities and customer deposits	(5,387)	5,137
Deferred profit	(16,096)	16,632
Net cash provided by operating activities	(12,438)	15,426

Investing Activities
Purchases of property, plant and equipment	(1,306)	(5,183)
Investment in acquisitions	—	(1,055)
Other	(236)	—
Net cash used in investing activities	(1,542)	(6,238)

Financing Activities
Proceeds from issuance of common stock, net	3	1,330
Repurchase of common stock	(4,080)	—
Payments on long-term obligations	(31)	(127)
Excess tax benefit of stock options	—	855
Net cash provided by financing activities	(4,108)	2,058

Effect of Exchange Rate Changes on Cash	(2,568)	(628)

Net Increase in Cash and Cash Equivalents	(20,656)	10,618
Cash and Cash Equivalents, Beginning of Year	67,382	56,764
Cash and Cash Equivalents, End of Year	$46,726	$67,382